Exhibit 99.1
Synchrony Announces Planned Transition of Board Leadership

STAMFORD, Conn., December 15, 2022 -- Synchrony (NYSE: SYF) today announced Margaret Keane, Executive Chair of the Board of Directors of Synchrony has announced her intention to retire effective April 3, 2023. Jeffrey Naylor, who has served on Synchrony's Board since 2014 and has been Synchrony's Lead Independent Director since April 2021, will succeed Margaret and be named Chair of the Board of Directors.

Margaret was Synchrony's Chief Executive Officer since 2015 and has served as Executive Chair of the Board since April 2021. Today's announcement is part of Synchrony's long-term succession planning that ensures a seamless transition of leadership for the company and Board.

"On behalf of Synchrony I want to thank Margaret for all she has done for our people, partners, customers and company," said Brian Doubles, President and Chief Executive Officer, Synchrony. "Margaret’s leadership, dedication and contributions helped establish Synchrony as an essential financial services company – one that today is thriving, growing and living its values every day."

Naylor has been a member of the Synchrony Board since 2014. He has extensive management and business expertise, including as former Chief Financial Officer and Chief Administrative Officer at the TJX Companies, and as SVP and Chief Financial Officer at Big Lots. He also serves on the boards of Dollar Tree and Wayfair.

"Synchrony has long benefited from Jeff's invaluable experience, leadership and expertise," said Doubles. "During his tenure on our Board, Jeff has been active in engaging our people and teams and willing to lend his counsel, insights and advice. He has been a key partner and advisor as we continue to manage the company for the long-term."

"I look forward to deepening our work with Jeff and the entire Board as we focus on growing and diversifying our business, delivering best-in-class customer experiences and continuing to build on our great culture,” added Doubles.

About Synchrony
Synchrony (NYSE: SYF) is a premier consumer financial services company delivering one of the industry’s most complete digitally-enabled product suites. Our experience, expertise and scale encompass a broad spectrum of industries including digital, health and wellness, retail, telecommunications, home, auto, outdoor, pet and more. We have an established and diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers, which we refer to as our “partners.” We connect our partners and consumers through our dynamic financial ecosystem and provide them with a diverse set of financing solutions and innovative digital capabilities to address their specific needs and deliver seamless, omnichannel experiences. We offer the right financing products to the right customers in their channel of choice.

For more information, visit www.synchrony.com and Twitter: @Synchrony.

Contact:
Investor Relations
Kathryn Miller
InvestorRelations@syf.com
(203) 585-6291

Media Relations
Lisa Lanspery
Lisa.lanspery@syf.com
(203) 585-6143